Filed Pursuant to 424(b)(3)
Registration File No. 333-296172

PROSPECTUS

$500,000,000

NAVIOS MARITIME PARTNERS L.P.

COMMON UNITS

REPRESENTING LIMITED PARTNERSHIP INTERESTS

DEBT SECURITIES

We may, from time to time, in one or more offerings, offer and sell up to $500,000,000 aggregate principal amount of common units and/or debt securities. The securities covered by this prospectus may be offered and sold from time to time at fixed prices, at market prices or at negotiated prices, in the same offering or in separate offerings, to or through underwriters and also to other purchasers or through agents. We will set forth the names of any underwriters or agents in the accompanying prospectus supplement.

Our common units are listed on the New York Stock Exchange under the symbol “NMM.” On June 2, 2026, the last reported sales price of our common units on the New York Stock Exchange was $72.08 per common unit.

Each time we sell securities pursuant to this prospectus, we will provide a supplement to this prospectus that contains specific information about the offer or, the offering and the specific terms of the securities offered. This prospectus may not be used to consummate a sale of securities by us unless accompanied by the applicable prospectus supplement. You should read this prospectus and the applicable prospectus supplement carefully before you invest in our securities.

Investing in our common units involves risks that are described in the “Risk Factors” section beginning on page 8 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus may not be used to consummate sales of securities unless it is accompanied by a prospectus supplement.

The date of this prospectus is June 4, 2026.

You should rely only on the information contained in or incorporated by reference into this prospectus. We have not, and the underwriters have not, authorized anyone to provide you with additional information or information different from that contained in or incorporated by reference into this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

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ABOUT THIS PROSPECTUS

As used in this prospectus, references to “Navios Maritime Partners L.P.,” “the Company,” “we,” “our,” “us” and similar terms refer to Navios Maritime Partners Limited Partnership.

References in this prospectus to “Olympos Maritime” or the “General Partner” refer to Olympos Maritime Ltd., our General Partner. References in this prospectus to our “IPO” refer to our initial public offering, which was consummated on November 12, 2007.

This prospectus and any applicable prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate. We are not making offers to sell our common units or any other securities described in this prospectus in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation. This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission (the “SEC”), utilizing a “shelf” registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of U.S. $500,000,000. We have provided to you in this prospectus a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. In any applicable prospectus supplements, we may add to, update or change any of the information contained in this prospectus.

This prospectus provides a general description of the securities we may offer. We may provide specific terms of securities to be offered in one or more supplements to this prospectus. We may also provide a specific plan of distribution for any securities to be offered in a prospectus supplement. Prospectus supplements may also add, update or change information in this prospectus. If the information varies between this prospectus and the accompanying prospectus supplement, you should rely on the information in the accompanying prospectus supplement.

Before purchasing any securities, you should carefully read both this prospectus and any prospectus supplement, together with the additional information as described below under the heading “Incorporation of Certain Information by Reference.” You should rely only on the information contained or incorporated by reference in this prospectus, any prospectus supplement, and any free writing prospectus prepared by or on behalf of us or to which we have referred you. Neither we nor any underwriters have authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should assume that the information contained in this prospectus, any prospectus supplement, or any free writing prospectus is accurate only as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading “Where You Can Find Additional Information.”

PROSPECTUS SUMMARY

The following is only a summary. We urge you to carefully read this entire prospectus and the documents incorporated by reference herein, including our consolidated financial statements and the related notes and the information in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” As an investor or prospective investor, you should also review carefully the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” in this prospectus (beginning on page 8) and in our annual report on Form 20-F for the year ended December 31, 2025, filed with the SEC on March 12, 2026 (the “Annual Report”), which is incorporated by reference herein. Unless otherwise indicated, all data regarding our fleet in this prospectus is as of May 15, 2026.

Business Overview

Navios Partners is an international owner and operator of dry cargo and tanker vessels, formed on August 7, 2007 under the laws of the Republic of the Marshall Islands as a limited partnership pursuant to the Marshall Islands Limited Partnership Act. Olympos Maritime Ltd. is Navios Partners’ General Partner and currently owns all the general partnership units representing an approximately 2.1% ownership interest in Navios Partners based on all outstanding common units and general partnership units.

Navios Partners is engaged in the seaborne transportation services of a wide range of liquid and dry cargo commodities including crude oil, refined petroleum products, iron ore, oil, coal, grain, fertilizer and containers, chartering its vessels under short, medium and long-term charters. The operations of Navios Partners are managed by Navios Shipmanagement Inc. and its affiliates (the “Manager”), which are entities affiliated with the Company’s Chairwoman and Chief Executive Officer. The operations of Navios Partners are managed by the Manager from its offices in Greece, Singapore and Monaco.

The principal executive offices of Navios Partners are located at c/o 85 Akti Miaouli, Piraeus 18538, Greece, and its telephone number is + (30) 2104595000.

The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov. The address of the Company’s internet site is https://www.navios-mlp.com. Information contained on this website does not constitute part of this report.

Our Fleet

As of May 15, 2026, Navios Partners’ fleet consisted of 65 dry bulk vessels, 51 containerships and 57 tanker vessels, including two newbuilding capesize vessels (chartered-in vessels under bareboat contracts) that are expected to be delivered in the second half of 2028 and the first quarter of 2029, seven newbuilding containerships (three 7,900 TEU containerships and four 8,850 TEU containerships) that are expected to be delivered through the first half of 2028 and 17 newbuilding tankers (four VLCC tankers, nine aframax/LR2 and four MR2 product tanker chartered-in vessels under bareboat contracts) that are expected to be delivered through 2028. The fleet excludes a VLCC tanker and a panamax vessel that have been agreed to be sold.

We generate revenues by charging our customers for the use of our vessels to transport their dry cargo commodities, containers, crude oil and/or refined petroleum products. In general, the vessels in our fleet are chartered-out under time charters with durations of up to 12 years at inception. From time to time, we operate vessels in the spot market until the vessels have been chartered out under short-term, medium-term and long-term charters.

The following table provides summary information about our fleet as of May 15, 2026:

Owned Dry bulk Vessels	Type	Built	Capacity (DWT)
Navios Christine B	Ultra-Handymax	2009	58,058
Navios Celestial	Ultra-Handymax	2009	58,063
Navios Venus	Ultra-Handymax	2015	61,339
Navios La Paix	Ultra-Handymax	2014	61,485
N Amalthia (3)	Panamax	2006	75,356
Navios Victory	Panamax	2014	77,095
Rainbow N	Panamax	2011	79,602
Unity N	Panamax	2011	79,642
Odysseus N	Panamax	2011	79,642
Navios Amber	Kamsarmax	2015	80,909
Navios Avior	Kamsarmax	2012	81,355
Navios Centaurus	Kamsarmax	2012	81,472
Navios Citrine	Kamsarmax	2017	81,626
Navios Dolphin	Kamsarmax	2017	81,630
Navios Horizon I (5)	Kamsarmax	2019	81,692
Navios Galaxy II	Kamsarmax	2020	81,789
Navios Uranus	Kamsarmax	2019	81,821
Navios Felicity I	Kamsarmax	2020	81,962
Navios Primavera (1)	Kamsarmax	2022	82,003
Navios Meridian (1)	Kamsarmax	2023	82,010
Navios Herakles I (2)	Kamsarmax	2019	82,036
Navios Magellan II	Kamsarmax	2020	82,037
Navios Sky (1)	Kamsarmax	2015	82,056
Navios Alegria (5)	Kamsarmax	2016	84,852
Navios Sphera	Kamsarmax	2016	84,872
Navios Coral	Kamsarmax	2016	84,904
Navios Stellar (1)	Capesize	2009	168,818
Navios Aurora II	Capesize	2009	169,031
Navios Antares	Capesize	2010	169,059
Navios Symphony	Capesize	2010	177,960
Navios Ace (1)	Capesize	2011	178,929
Navios Aster	Capesize	2010	178,978
Navios Melodia	Capesize	2010	178,982
Navios Buena Ventura	Capesize	2010	179,109
Navios Luz	Capesize	2010	179,144
Navios Altamira	Capesize	2011	179,165
Navios Azimuth (1)	Capesize	2011	179,169
Navios Bonheur	Capesize	2010	179,204
Navios Etoile	Capesize	2010	179,234
Navios Fulvia	Capesize	2010	179,263
Navios Ray (1)	Capesize	2012	179,515
Navios Happiness	Capesize	2009	180,022
Navios Bonavis (1)	Capesize	2009	180,022
Navios Fantastiks	Capesize	2005	180,055
Navios Phoenix	Capesize	2009	180,060
Navios Sol (1)	Capesize	2009	180,274
Navios Lumen (5)	Capesize	2009	180,493

Owned Dry bulk Vessels	Type	Built	Capacity (DWT)
Navios Canary	Capesize	2015	180,528
Navios Pollux (1)(7)	Capesize	2009	180,727
Navios Gem	Capesize	2014	181,206
Navios Joy	Capesize	2013	181,215
Navios Felix (5)	Capesize	2016	181,221
Navios Corali	Capesize	2015	181,249
Navios Mars	Capesize	2016	181,259
Navios Koyo	Capesize	2011	181,415
Navios Azalea (2)	Capesize	2022	182,064
Navios Armonia (2)	Capesize	2022	182,079
Navios Altair (2)	Capesize	2023	182,115
Navios Sakura (2)	Capesize	2023	182,169
Navios Amethyst (2)	Capesize	2023	182,212
Navios Astra (4)	Capesize	2022	182,393

Owned Containerships	Built	Capacity (TEU)
Spectrum N	2009	2,546
Fleur N	2012	2,782
Ete N	2012	2,782
Navios Summer	2006	3,450
Navios Verano	2006	3,450
Matson Lanai	2007	4,250
Navios Verde	2007	4,250
Navios Amarillo	2007	4,250
Navios Vermilion	2007	4,250
Navios Azure	2007	4,250
Navios Indigo	2007	4,250
Navios Domino	2008	4,250
Matson Oahu	2008	4,250
Navios Destiny	2009	4,250
Navios Devotion	2009	4,250
Navios Lapis	2009	4,250
Navios Dorado	2010	4,250
Carmel I	2010	4,360
Zim Baltimore	2010	4,360
Navios Bahamas	2010	4,360
Navios Miami	2009	4,563
Navios Jasmine	2008	4,730
Navios Chrysalis	2008	4,730
Navios Nerine	2008	4,730
Sparrow	2023	5,300
Zim Eagle	2024	5,300
Condor	2024	5,300
Hawk I	2024	5,300
Zim Falcon	2024	5,300
Pelican I	2024	5,300
Seagull (5)	2024	5,300
Zim Albatross (5)	2024	5,300

Owned Containerships	Built	Capacity (TEU)
DP World Jeddah (1)	2024	5,300
DP World Jebel Ali (1)	2024	5,300
Hyundai Shanghai	2006	6,800
Hyundai Tokyo	2006	6,800
Hyundai Hongkong	2006	6,800
Hyundai Singapore	2006	6,800
Hyundai Busan	2006	6,800
HMM Ocean	2025	7,700
HMM Sky	2025	7,700
Navios Cyan	2026	7,900
Navios Unison	2010	10,000
Navios Constellation	2011	10,000

Owned Tanker Vessels	Type	Built	Capacity (DWT)
Hector N	MR1 Product Tanker	2008	38,402
Nave Aquila	MR2 Product Tanker	2012	49,991
Nave Atria	MR2 Product Tanker	2012	49,992
Nave Ohana (2)	MR2 Product Tanker	2025	49,994
Nave Capella(1)	MR2 Product Tanker	2013	49,995
Nave Hina (2)	MR2 Product Tanker	2026	49,996
Nave Alderamin(1)	MR2 Product Tanker	2013	49,998
Nave Pyxis	MR2 Product Tanker	2014	49,998
Nave Bellatrix	MR2 Product Tanker	2013	49,999
Nave Orion (1)	MR2 Product Tanker	2013	49,999
Nave Titan	MR2 Product Tanker	2013	49,999
Nave Jupiter	MR2 Product Tanker	2014	49,999
Nave Velocity	MR2 Product Tanker	2015	49,999
Nave Sextans	MR2 Product Tanker	2015	49,999
Nave Luminosity	MR2 Product Tanker	2014	50,240
Bougainville	MR2 Product Tanker	2013	50,626
Nave Cetus	LR1 Product Tanker	2012	74,581
Nave Ariadne	LR1 Product Tanker	2007	74,671
Nave Rigel	LR1 Product Tanker	2013	74,673
Nave Atropos	LR1 Product Tanker	2013	74,695
Nave Cassiopeia	LR1 Product Tanker	2012	74,711
Nave Cielo	LR1 Product Tanker	2007	74,896
Nave Andromeda	LR1 Product Tanker	2011	75,000
Nave Estella	LR1 Product Tanker	2012	75,000
Nave Cosmos	Aframax / LR2	2024	115,651
Nave Polaris	Aframax / LR2	2024	115,699
Nave Photon	Aframax / LR2	2024	115,752
Nave Dorado	Aframax / LR2	2025	115,762
Nave Neutrino	Aframax / LR2	2025	115,807
Nave Perseus	Aframax / LR2	2025	115,812
Nave Amaryllis(5)	Aframax / LR2	2026	116,934
Nave Anthos(1)	Aframax / LR2	2026	116,998
Nave Equator(1)	Aframax / LR2	2026	117,059
Nave Galactic(3)	VLCC	2009	296,945

Owned Tanker Vessels	Type	Built	Capacity (DWT)
Nave Universe	VLCC	2011	297,066
Nave Quasar	VLCC	2010	297,376
Nave Synergy	VLCC	2010	309,483

Bareboat-in Vessels (6)	Type	Built	Capacity (DWT)
Navios Star	Kamsarmax	2021	81,994
Navios Amitie	Kamsarmax	2021	82,002
Navios Libra	Kamsarmax	2019	82,011
Nave Electron	VLCC	2021	313,239
Nave Celeste	VLCC	2022	313,418
Nave Allegro	VLCC	2020	313,433
Nave Tempo	VLCC	2021	313,486

Dry bulk Vessels to be Delivered	Type	Expected Delivery	Capacity (DWT)
TBN XXI(2)	Capesize	H2 2028	181,500
TBN XXII(2)	Capesize	Q1 2029	181,500

Containerships to be Delivered	Expected Delivery	Capacity (TEU)
TBN XII	H2 2026	7,900
TBN XIII	H2 2026	7,900
TBN XIV	H1 2027	7,900
TBN XVII	H2 2027	8,850
TBN XVIII	H2 2027	8,850
TBN XIX	H2 2027	8,850
TBN XX	H1 2028	8,850

Tanker Vessels to be Delivered	Type	Expected Delivery	Capacity (DWT)
TBN I (2)	MR2 Product Tanker	H2 2026	52,000
TBN II (2)	MR2 Product Tanker	H2 2026	52,000
TBN III (2)	MR2 Product Tanker	H1 2027	52,000
TBN IV (2)	MR2 Product Tanker	H1 2027	52,000
TBN V(5)	Aframax/LR2	H2 2026	115,000
TBN VI	Aframax/LR2	H1 2027	115,000
TBN VII	Aframax/LR2	H1 2027	115,000
TBN VIII	Aframax/LR2	H1 2027	115,000
TBN XV	Aframax/LR2	H1 2027	115,000
TBN XVI	Aframax/LR2	H1 2027	115,000
TBN IX	Aframax/LR2	H2 2027	115,000
TBN X	Aframax/LR2	H2 2027	115,000
TBN XI	Aframax/LR2	H1 2028	115,000
TBN XXIII	VLCC	H2 2028	319,000
TBN XXIV	VLCC	H2 2028	319,000
TBN XXV	VLCC	H2 2028	319,000
TBN XXVI	VLCC	H2 2028	319,000

(1)	The vessel is subject to a sale and leaseback transaction with a purchase obligation at the end of the contract.

(2)	The vessel is subject to a bareboat contract with a purchase option at the end of the contract.
(3)	Vessel agreed to be sold.
(4)	The vessel is subject to a bareboat contract with a purchase obligation at the end of the contract.
(5)	The vessel is subject to a sale and leaseback transaction with a purchase option at the end of the contract.
(6)	The vessels have been classified as operating leases in the Company’s Consolidated Balance Sheets.
(7)	During the second quarter of 2026, the Company declared its option to acquire the vessel.

Corporate Information

The principal executive offices of Navios Partners are located at c/o 85 Akti Miaouli, Piraeus 18538, Greece, and its telephone number is + (30) 2104595000. The company contact person, for inquiries pertaining to this prospectus, is Mr. Todd E. Mason, reachable at the mailing address of Thompson Hine LLP, 300 Madison Ave., 27th Floor, New York, NY 10017, at the email address todd.mason@thompsonhine.com, or at the phone number +1 (212) 908-3946. Our website address is www.navios-mlp.com. The information on our website is not a part of this prospectus.

RISK FACTORS

Investing in our securities involves risks. Before investing in any securities offered pursuant to this prospectus, you should carefully consider the risk factors and uncertainties set forth under the heading “Item 3.D. Risk Factors” in our Annual Report, which is incorporated in this prospectus by reference, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and, if applicable, in any accompanying prospectus supplement subsequently filed relating to a specific offering or sale. These factors should be considered in conjunction with any other information included or incorporated by reference herein or which may be provided supplementally with this prospectus, including in conjunction with forward-looking statements made herein. See “Where You Can Find Additional Information.”

OFFER STATISTICS AND EXPECTED TIMETABLE

We may sell from time to time pursuant to this prospectus (as may be detailed in a prospectus supplement) an indeterminate number of common units and debt securities in one or more offerings up to a maximum dollar amount of $500,000,000. The securities offered under this prospectus may be offered separately, together, or in separate series, and in amounts, at prices, and on terms to be determined at the time of sale, which prices will depend on a number of factors that may be relevant as of the time of offer. We will keep the registration statement of which this prospectus forms a part effective until such time as all of the securities covered by this prospectus have been disposed of pursuant to and in accordance with such registration statement. See “Plan of Distribution.”

FORWARD-LOOKING STATEMENTS

This prospectus should be read in conjunction with the consolidated financial statements and accompanying notes included in the current report on Form 6-K that includes the consolidated financial statements for the three month period ended March 31, 2026, filed with the SEC on May 22, 2026 (the “Current Report”) and our Annual Report, which are incorporated in this prospectus by reference.

Statements included in this prospectus which are not historical facts (including our statements concerning plans and objectives of management for future operations or economic performance, or assumptions related thereto) are forward-looking statements. In addition, we and our representatives may from time to time make other oral or written statements which are also forward-looking statements. Such statements include, in particular, statements about our plans, strategies, business prospects, changes and trends in our business, and the markets in which we operate as described in this prospectus. In some cases, you can identify the forward-looking statements by the use of words such as “may”, “could”, “should”, “would”, “expect”, “plan”, “anticipate”, “intend”, “forecast”, “believe”, “estimate”, “predict”, “propose”, “potential”, “continue” or the negative of these terms or other comparable terminology.

Forward-looking statements appear in a number of places and include statements with respect to, among other things:

•	our ability to pay quarterly cash distributions on our common units;

•	future levels of operating surplus and levels of distributions, as well as our future cash distribution policy;

•	our current and future business and growth strategies and other plans and objectives for future operations;

•	our ability to take delivery of, integrate into our fleet, and employ additional vessels, whether secondhand, or newbuildings;

•	future charter hire rates and vessel values;

•	the repayment of debt and servicing of our bonds;

•	our ability to access debt and equity markets;

•	planned capital expenditures and availability of capital resources to fund capital expenditures;

•	future supply of and demand for liquid and dry cargo commodities, as well as shipping capacity for dry cargo and tanker vessels;

•	volatility in interest rates, including Secured Overnight Financing Rate;

•	our ability to maintain long-term relationships with major commodity traders, oil majors, operators and liner companies;

•	our ability to leverage the scale, experience, reputation and relationships of our Manager;

•	our continued ability to enter into long-term, fixed-rate time charters;

•	our ability to maximize the use of our vessels, including the re-deployment or disposition of vessels no longer under long-term time charters;

•	future purchase prices of newbuildings and secondhand vessels;

•	our ability to compete successfully for future chartering and newbuilding opportunities;

•	our future financial condition or results of operations and our future revenues and expenses and required levels of reserves, including maintenance and replacement capital expenditures;

•	potential liability and costs due to environmental, safety and other incidents involving our vessels;

•	our track record, and past and future performance, in safety, environmental and regulatory matters;

•

our anticipated incremental general and administrative expenses as a publicly traded limited partnership and our expenses under the management agreement with the Manager and the administrative services agreement with the Manager both effective as of January 1, 2025 and for reimbursements for fees and costs of our general partner;

•	the impact on our stock price of our ongoing stock repurchase program;

•	future sales of our common units in the public market;

•	the cyclical nature of the international shipping industry;

•	fluctuations in charter rates for tanker vessels, dry bulk carriers and containerships (“dry cargo”);

•	the number of newbuildings currently under construction;

•	an inability to expand relationships with existing customers and obtain new customers;

•	the loss of any customer or charter or vessel;

•	the aging of our fleet and resultant increases in operations costs;

•	damage to our vessels;

•	global economic outlook and growth and changes in general economic and business conditions;

•	domestic and international political conditions, including wars, terrorism, piracy, sanctions and tariffs;

•	public health threats;

•	increases in costs and expenses, including but not limited to: crew wages, insurance, provisions, port expenses, lube oil, bunkers, repairs, maintenance and general and administrative expenses;

•	the adequacy of our insurance arrangements and our ability to obtain insurance and required certifications;

•

the expected cost of, and our ability to comply with, governmental regulations and maritime self-regulatory organization standards, as well as standard regulations imposed by our charterers applicable to our business;

•

the changes to the regulatory requirements applicable to the shipping industry, including, without limitation, stricter requirements adopted by international organizations, such as the International Maritime Organization and the European Union, or by individual countries or charterers and actions taken by regulatory authorities and governing such areas as safety and environmental compliance;

•	the anticipated taxation of our partnership and our unitholders;

•	our ability to retain key executive officers;

•	customers’ increasing emphasis on environmental and safety concerns;

•	changes in the availability and costs of funding due to conditions in the banking sector, capital markets and other factors;

•

the growing expectations from investors, lenders, charterers, and other market participants regarding our sustainability practices, as well as our capacity to implement sustainability initiatives and achieve our objectives and targets; and

•	other factors detailed from time to time in our periodic reports filed with the SEC.

These and other forward-looking statements are made based upon management’s current plans, expectations, estimates, assumptions and beliefs concerning future events impacting us and therefore involve a number of risks and uncertainties, including those set forth below, as well as those risks discussed in “Item 3.D. Risk Factors” in our Annual Report, which is incorporated in this prospectus by reference, as updated by our subsequent filings under the Exchange Act and, if applicable, in any accompanying prospectus supplement subsequently filed relating to a specific offering or sale.

The risks and assumptions are inherently subject to significant uncertainties and contingencies, many of which are beyond our control and many of which have been and may further be, exacerbated by the continuing Ukranian and Middle East military conflicts, including in the Persian Gulf and the Straight of Hormuz and the impact they have had on the global economy. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements.

We undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict all of these factors. Further, we cannot assess the impact of each such factor on our business or the extent to which any factor, or combination of factors, may cause actual results to be materially different from those contained in any forward-looking statement.

OFFER AND LISTING DETAILS

We may sell from time to time pursuant to this prospectus (as may be detailed in a prospectus supplement) an indeterminate number of common units and debt securities which shall have a maximum aggregate offering price of $500,000,000. The actual price per common unit or per security of the securities that we will offer pursuant hereto will depend on a number of factors that may be relevant as of the time of offer. See “Plan of Distribution.”

Our common units are traded on the New York Stock Exchange (or “NYSE”) under the symbol “NMM”.

USE OF PROCEEDS

Unless we indicate otherwise in the applicable prospectus supplement, we currently intend to use the net proceeds from this offering for working capital and general corporate purposes, including vessel acquisitions and other capital expenditure and growth opportunities.

We have not determined the amounts we plan to spend for any particular purpose or the timing of these expenditures. As a result, our management will have broad discretion to allocate the net proceeds from this offering.

We may set forth additional information on the use of net proceeds from the sale of securities we offer under this prospectus in a prospectus supplement relating to the specific offering.

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth our capitalization as of March 31, 2026.

The historical data in the table is derived from our consolidated financial statements, which are incorporated by reference herein from our Current Report.

As of March 31, 2026
(In thousands of U.S. dollars)
Total Secured Long-term Borrowings (including current portion and excluding deferred financing fees) (1):	$1,898,809
Senior Unsecured Bonds (2)	300,000

Total Indebtedness	2,198,809
Partner’s Capital:
Common Unitholders (30,184,388 common units issued and 28,499,894 common units outstanding as of March 31, 2026)	3,376,248
General Partner (622,296 general partnership units issued and outstanding as of March 31, 2026)	61,403
Accumulated Other Comprehensive Loss	(1,536)

Total Partners’ Capital	3,436,115

Total Capitalization	$5,634,924

(1)	Total Secured Long-term Borrowings (including current portion) exclude deferred financing costs of $22,079 as of March 31, 2026.
(2)	Senior Unsecured Bonds exclude deferred financing costs of $5,567 as of March 31, 2026.

INFORMATION REGARDING THE MARKET FOR OUR COMMON UNITS

Market Information

Our common units are traded on the NYSE under the symbol “NMM”. The last reported sale price for our common units on June 2, 2026 was $72.08.

Holders of Common Units

As of May 15, 2026, we had at least 22 common unitholders of record, 5 of which were located in the United States and held an aggregate of 23,710,060 of our common units, representing approximately 83.4% of our outstanding common units. However, one of the U.S. common unitholders of record is CEDE & CO., a nominee of The Depository Trust Company, which held 23,708,757 of our common units as of that date. Accordingly, we believe that the units held by CEDE & CO. include common units beneficially owned by holders located in multiple jurisdictions and therefore record ownership may not be representative of the residency or nationality of the ultimate beneficial owner. We are not aware of any arrangements the operation of which may at a subsequent date result in our change of control.

Distributions

The authorized quarterly cash distributions for the prior two years (eight quarters) of distributions, are presented below:

Date	Authorized Quarterly Cash Distribution for the three months ended	Date of record of Common and General Partnership unit Unitholders	Payment of Distribution	$/ Unit	Amount of the declared distribution
July 2024	June 30, 2024	August 9, 2024	August 14, 2024	$0.05	$1,531
October 2024	September 30, 2024	November 12, 2024	November 15, 2024	$0.05	$1,521
January 2025	December 31, 2024	February 10, 2025	February 13, 2025	$0.05	$1,511
April 2025	March 31, 2025	May 9, 2025	May 14, 2025	$0.05	$1,493
July 2025	June 30, 2025	August 11, 2025	August 14, 2025	$0.05	$1,481
October 2025	September 30, 2025	November 10, 2025	November 14, 2025	$0.05	$1,470
January 2026	December 31, 2025	February 9, 2026	February 12, 2026	$0.05	$1,461
April 2026	March 31, 2026	May 11, 2026	May 14, 2026	$0.06	$1,744

The amount of distributions paid by us and the decision to make any distribution is determined by our Board of Directors and will depend on, among other things, our cash requirements as measured by market opportunities and restrictions under our credit agreements and other debt obligations and such other factors as the Board of Directors may deem advisable. There is no guarantee that we will pay the quarterly distribution on the common units in any quarter. We are prohibited from making any distributions to unitholders if it would cause an event of default, or an event of default exists, under our existing credit agreements and other debt obligations.

THE SECURITIES WE MAY OFFER

The descriptions of the securities contained in this prospectus, together with the applicable prospectus supplements, summarize all the material terms and provisions of the various types of securities that we may offer. We will describe in the applicable prospectus supplement relating to any securities the particular terms of the securities offered by that prospectus supplement. If we indicate in the applicable prospectus supplement, the terms of the securities may differ from the terms we have summarized below. We will also include information in the prospectus supplement, where applicable, about material United States federal income tax considerations, if any, relating to the securities, and the securities exchange, if any, on which the securities will be listed.

We may sell from time to time, in one or more offerings:

•	common units; and/or

•	debt securities.

This prospectus may not be used to consummate a sale of securities unless it is accompanied by a prospectus supplement.

COMMON UNITS

The Units

The common units represent limited partner interests in us. The holders of common units are entitled to participate in partnership distributions and exercise the rights and privileges available to limited partners under our partnership agreement. The partnership agreement provides that we may issue an unlimited number of limited partner interests of any type without a vote of the unitholders. Our common units do not have a par value. Other than as set forth herein, since May 11, 2023, our Partners’ capital has not changed.

Pursuant to the Company’s repurchase program, from March 31, 2026 to May 15, 2026, Navios Partners has repurchased 75,275 common units and 1,759,769 common units since the commencement of the program, for a total cost of approximately $5.4 million and $83.6 million, respectively. The units repurchased by the Company pursuant to the repurchase program are held as treasury units.

For a description of the relative rights and privileges of holders of common units in and to partnership distributions, please read the section “Our Cash Distribution Policy and Restrictions on Distributions” herein. For a description of the rights and privileges of limited partners under our partnership agreement, including voting rights, please read “The Partnership Agreement” in the prospectus dated November 12, 2007 included in our registration statement on Form F-1, as amended, initially filed with the SEC on October 26, 2007.

Transfer Agent and Registrar

Duties

Continental Stock Transfer & Trust Company serves as registrar and transfer agent for the common units. We pay all fees charged by the transfer agent for transfers of common units, except the following, which must be paid by unitholders:

•	surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges;

•	special charges for services requested by a holder of a common unit; and

•	other similar fees or charges.

There is no charge to unitholders for disbursements of our cash distributions. We will indemnify the transfer agent, its agents and each of their stockholders, directors, executive officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

Resignation or Removal

The transfer agent may resign, by notice to us, or be removed by us. The resignation or removal of the transfer agent will become effective upon our appointment of a successor transfer agent and registrar and its acceptance of the appointment. If a successor has not been appointed or has not accepted its appointment within 30 days after notice of the resignation or removal, our General Partner may, at the direction of our board of directors, act as the transfer agent and registrar until a successor is appointed.

Transfer of Common Units

By transfer of common units in accordance with our partnership agreement, each transferee of common units shall be admitted as a limited partner with respect to the common units transferred when such transfer and admission is reflected in our books and records. Each transferee:

•	represents that the transferee has the capacity, power and authority to become bound by our partnership agreement;

•	automatically agrees to be bound by the terms and conditions of, and is deemed to have executed, our partnership agreement; and

•	gives the consents and approvals contained in our partnership agreement.

A transferee will become a substituted limited partner of our partnership for the transferred common units automatically upon the recording of the transfer on our books and records. Our General Partner will cause any transfers to be recorded on our books and records no less frequently than quarterly. We may, at our discretion, treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial holder’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

Common units are securities and are transferable according to the laws governing transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a limited partner in our partnership for the transferred common units. Until a common unit has been transferred on our books, we and the transfer agent may treat the recordholder of the unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

DEBT SECURITIES

The following description, together with the additional information we include in any applicable prospectus supplement, summarizes the material terms and provisions of the debt securities that we may offer under this prospectus. While the terms we have summarized below will apply generally to any future debt securities we may offer, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement. If we so indicate in a prospectus supplement, the terms of any debt securities we offer under that prospectus supplement may differ from the terms we describe below.

The debt securities we may offer and sell pursuant to this prospectus will be either senior debt securities or subordinated debt securities. We will issue the senior notes under the senior indenture, which we will enter into with a trustee to be named in the senior indenture. We will issue the subordinated notes under the subordinated indenture, which we will enter into with a trustee to be named in the subordinated indenture. We use the term “indentures” to refer to both the senior indenture and the subordinated indenture. The indentures will be qualified under the Trust Indenture Act. We use the term “debenture trustee” to refer to either the senior trustee or the subordinated trustee, as applicable.

The following summaries of material provisions of any series of debt securities and the indentures are subject to, and qualified in their entirety by reference to, all the provisions of the indenture applicable to a particular series of debt securities.

General

We will describe in each prospectus supplement the following terms relating to a series of notes:

•	the title;

•	any limit on the amount that may be issued;

•	whether or not we will issue the series of notes in global form, the terms and who the depository will be;

•	the maturity date;

•

the annual interest rate, which may be fixed or variable, or the method for determining the rate and the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

•	whether or not the notes will be issued with original issue discount;

•	whether or not the notes will be secured or unsecured, and the terms of any secured debt; the terms of the subordination of any series of subordinated debt; the place where payments will be made;

•	our right, if any, to defer payment of interest and the maximum length of any such deferral period;

•	the date, if any, after which, and the price at which, we may, at our option, redeem the series of notes pursuant to any optional redemption provisions;

•

the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of notes;

•	whether the indenture will restrict our ability to pay dividends, or will require us to maintain any asset ratios or reserves;

•	whether we will be restricted from incurring any additional indebtedness;

•	a discussion of any material or special United States federal income tax considerations applicable to the notes;

•	the denominations in which we will issue the series of notes, if other than denominations of $1,000 and any integral multiple thereof; and

•	any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities.

Conversion or Exchange Rights

We will set forth in the prospectus supplement the terms on which a series of notes may be convertible into or exchangeable for common units or other securities of ours. We will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of common units or other securities of ours that the holders of the series of notes receive would be subject to adjustment.

Consolidation, Merger or Sale

The indentures do not contain any covenant which restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of our assets. However, any successor to or acquirer of such assets must assume all of our obligations under the indentures or the notes, as appropriate.

Events of Default under the Indenture

The following are events of default under the indentures with respect to any series of notes that we may issue:

•	if we fail to pay interest when due and our failure continues for 90 days and the time for payment has not been extended or deferred;

•	if we fail to pay the principal, or premium, if any, when due and the time for payment has not been extended or delayed;

•

if we fail to observe or perform any other covenant contained in the notes or the indentures, other than a covenant specifically relating to another series of notes, and our failure continues for 90 days after we receive notice from the debenture trustee or holders of at least 25% in aggregate principal amount of the outstanding notes of the applicable series; and

•	if specified events of bankruptcy, insolvency or reorganization occur as to us.

If an event of default with respect to notes of any series occurs and is continuing, the debenture trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes of that series, by notice to us in writing, and to the debenture trustee if notice is given by such holders, may declare the unpaid principal of, premium, if any, and accrued interest, if any, due and payable immediately.

The holders of a majority in principal amount of the outstanding notes of an affected series may waive any default or event of default with respect to the series and its consequences, except defaults or events of default regarding payment of principal, premium, if any, or interest, unless we have cured the default or event of default in accordance with the indenture. Any such waiver shall cure the default or event of default.

Subject to the terms of the indentures, if an event of default under an indenture shall occur and be continuing, the debenture trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series of notes, unless such holders have offered the debenture trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding notes of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee, or exercising any trust or power conferred on the debenture trustee, with respect to the notes of that series, provided that:

•	the direction so given by the holder is not in conflict with any law or the applicable indenture; and

•

subject to its duties under the Trust Indenture Act, the debenture trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

A holder of the notes of any series will only have the right to institute a proceeding under the indentures or to appoint a receiver or trustee, or to seek other remedies if:

•	the holder has given written notice to the debenture trustee of a continuing event of default with respect to that series;

•

the holders of at least 25% in aggregate principal amount of the outstanding notes of that series have made written request, and such holders have offered reasonable indemnity, to the debenture trustee to institute the proceeding as trustee; and

•

the debenture trustee does not institute the proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding notes of that series other conflicting directions within 60 days after the notice, request and offer.

These limitations do not apply to a suit instituted by a holder of notes if we default in the payment of the principal, premium, if any, or interest on, the notes.

We will periodically file statements with the debenture trustee regarding our compliance with specified covenants in the indentures.

Modification of Indenture; Waiver

We and the debenture trustee may change an indenture without the consent of any holders with respect to specific matters, including:

•	to fix any ambiguity, defect or inconsistency in the indenture; and

•	to change anything that does not materially adversely affect the interests of any holder of notes of any series.

In addition, under the indentures, the rights of holders of a series of notes may be changed by us and the debenture trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding notes of each series that is affected. However, we and the debenture trustee may only make the following changes with the consent of each holder of any outstanding notes affected:

•	extending the fixed maturity of the series of notes;

•	reducing the principal amount, reducing the rate of or extending the time of payment of interest, or any premium payable upon the redemption of any notes; or

•	reducing the percentage of notes, the holders of which are required to consent to any amendment.

Discharge

Each indenture provides that we can elect to be discharged from our obligations with respect to one or more series of debt securities, except for obligations to:

•	register the transfer or exchange of debt securities of the series;

•	replace stolen, lost or mutilated debt securities of the series;

•	maintain paying agencies;

•	hold monies for payment in trust;

•	compensate and indemnify the trustee; and

•	appoint any successor trustee.

In order to exercise our rights to be discharged, we must deposit with the trustee money or government obligations sufficient to pay all the principal of, any premium, if any, and interest on, the debt securities of the series on the dates payments are due.

Form, Exchange and Transfer

We will issue the notes of each series only in fully registered form without coupons and, unless we otherwise specify in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof. The indentures provide that we may issue notes of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company or another depository named by us and identified in a prospectus supplement with respect to that series.

At the option of the holder, subject to the terms of the indentures and the limitations applicable to global securities described in the applicable prospectus supplement, the holder of the notes of any series can exchange the notes for other notes of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

Subject to the terms of the indentures and the limitations applicable to global securities set forth in the applicable prospectus supplement, holders of the notes may present the notes for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose. Unless otherwise provided in the notes that the holder presents for transfer or exchange, we will make no service charge for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges.

We will name in the applicable prospectus supplement the security registrar, and any transfer agent in addition to the security registrar, that we initially designate for any notes. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the notes of each series.

If we elect to redeem the notes of any series, we will not be required to:

•

issue, register the transfer of, or exchange any notes of that series during a period beginning at the opening of business 10 days before the day of mailing of a notice of redemption of any notes that may be selected for redemption and ending at the close of business on the day of the mailing; or

•	register the transfer of or exchange any notes so selected for redemption, in whole or in part, except the unredeemed portion of any notes we are redeeming in part.

Information Concerning the Debenture Trustee

The debenture trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only those duties as are specifically set forth in the applicable indenture. Upon an event of default under an indenture, the debenture trustee must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the debenture trustee is under no obligation to exercise any of the powers given it by the indentures at the request of any holder of notes unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.

Payment and Paying Agents

Unless we otherwise indicate in the applicable prospectus supplement, we will make payment of the interest on any notes on any interest payment date to the person in whose name the notes, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest.

We will pay principal of and any premium and interest on the notes of a particular series at the office of the paying agents designated by us, except that unless we otherwise indicate in the applicable prospectus supplement, we will make interest payments by check which we will mail to the holder. Unless we otherwise indicate in a prospectus supplement, we will designate the corporate trust office of the debenture trustee in the City of New York as our sole paying agent for payments with respect to notes of each series. We will name in the applicable prospectus supplement any other paying agents that we initially designate for the notes of a particular series. We will maintain a paying agent in each place of payment for the notes of a particular series.

All money we pay to a paying agent or the debenture trustee for the payment of the principal of or any premium or interest on any notes which remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of the security thereafter may look only to us for payment thereof.

Governing Law

The indentures and the notes will be governed by and construed in accordance with the laws of the Republic of Marshall Islands, except to the extent that the Trust Indenture Act is applicable.

Subordination of Subordinated Notes

The subordinated notes will be unsecured and will be subordinate and junior in priority of payment to certain of our other indebtedness to the extent described in a prospectus supplement. The subordinated indenture does not limit the amount of subordinated notes which we may issue. It also does not limit us from issuing any other secured or unsecured debt.

LEGAL OWNERSHIP OF SECURITIES

We can issue securities in registered form or in the form of one or more global securities. We describe global securities in greater detail below. We refer to those persons who have securities registered in their own names on the books that we or any applicable trustee maintain for this purpose as the “holders” of those securities. These persons are the legal holders of the securities. We refer to those persons who, indirectly through others, own beneficial interests in securities that are not registered in their own names, as “indirect holders” of those securities. As we discuss below, indirect holders are not legal holders, and investors in securities issued in book-entry form or in street name will be indirect holders.

Book-Entry Holders

We may issue securities in book-entry form only, as we will specify in the applicable prospectus supplement. This means securities may be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary’s book-entry system. These participating institutions, which are referred to as participants, in turn, hold beneficial interests in the securities on behalf of themselves or their customers.

Only the person in whose name a security is registered is recognized as the holder of that security. Securities issued in global form will be registered in the name of the depositary or its participants. Consequently, for securities issued in global form, we will recognize only the depositary as the holder of the securities, and we will make all payments on the securities to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the securities.

As a result, investors in a book-entry security will not own securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the securities are issued in global form, investors will be indirect holders, and not holders, of the securities.

Street Name Holders

We may terminate a global security or issue securities in non-global form. In these cases, investors may choose to hold their securities in their own names or in “street name.” Securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those securities through an account he or she maintains at that institution.

For securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the securities are registered as the holders of those securities, and we will make all payments on those securities to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold securities in street name will be indirect holders, not holders, of those securities.

Legal Holders

Our obligations, as well as the obligations of any applicable trustee and of any third parties employed by us or a trustee, run only to the legal holders of the securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a security or has no choice because we are issuing the securities only in global form.

For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass the payment or notice along to the indirect holders but does not do so. Similarly, we may want to obtain the approval of the holders to amend an indenture, to relieve us of the consequences of a default or of our obligation to comply with a particular provision of the indenture or for other purposes. In such an event, we would seek approval only from the holders, and not the indirect holders, of the securities. Whether and how the holders contact the indirect holders is the responsibility of the holders.

Special Considerations for Indirect Holders

If you hold securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle a request for the holders’ consent, if ever required;

•	whether and how you can instruct it to send you securities registered in your own name so you can be a holder, if that is permitted in the future;

•	how it would exercise rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests; and

•	if the securities are in book-entry form, how the depositary’s rules and procedures will affect these matters.

Global Securities

A global security is a security held by a depositary which represents one or any other number of individual securities. Generally, all securities represented by the same global securities will have the same terms.

Each security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, The Depository Trust Company, New York, New York, known as DTC, will be the depositary for all securities issued in book-entry form.

A global security may not be transferred to or registered in the name of anyone other than the depositary, its nominee or a successor depositary, unless special termination situations arise. We describe those situations below under “Special Situations When a Global Security Will Be Terminated.” As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a holder of the security, but only an indirect holder of a beneficial interest in the global security.

If the prospectus supplement for a particular security indicates that the security will be issued in global form only, then the security will be represented by a global security at all times unless and until the global security is terminated. If termination occurs, we may issue the securities through another book-entry clearing system or decide that the securities may no longer be held through any book-entry clearing system.

Special Considerations for Global Securities

As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize an indirect holder as a holder of securities and instead deal only with the depositary that holds the global security.

If securities are issued only in the form of a global security, an investor should be aware of the following:

•

An investor cannot cause the securities to be registered in his or her name, and cannot obtain non-global certificates for his or her interest in the securities, except in the special situations we describe below;

•

An investor will be an indirect holder and must look to his or her own bank or broker for payments on the securities and protection of his or her legal rights relating to the securities, as we describe under “Legal Ownership of Securities” above;

•	An investor may not be able to sell interests in the securities to some insurance companies and to other institutions that are required by law to own their securities in non-book-entry form;

•

An investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

•

The depositary’s policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor’s interest in a global security. We and any applicable trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in a global security. We and the trustee also do not supervise the depositary in any way;

•

The depositary may, and we understand that DTC will, require that those who purchase and sell interests in a global security within its book-entry system use immediately available funds, and your broker or bank may require you to do so as well; and

•

Financial institutions that participate in the depositary’s book-entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the securities. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

Special Situations When a Global Security Will be Terminated

In a few special situations described below, the global security will terminate and interests in it will be exchanged for physical certificates representing those interests. After that exchange, the choice of whether to hold securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in securities transferred to their own name, so that they will be direct holders. We have described the rights of holders and street name investors above.

The global security will terminate when the following special situations occur:

•

if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within 120 days;

•	if we notify any applicable trustee that we wish to terminate that global security; or

•	if an event of default has occurred with regard to securities represented by that global security and has not been cured or waived.

The prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of securities covered by the prospectus supplement. When a global security terminates, the depositary, and not we or any applicable trustee, is responsible for deciding the names of the institutions that will be the initial direct holders.

PLAN OF DISTRIBUTION

We may sell the securities being offered hereby in one or more of the following ways from time to time:

•	through dealers or agents to the public or to investors;

•	to underwriters for resale to the public or to investors;

•	directly to investors; or

•	through a combination of such methods.

We will set forth in a prospectus supplement the terms of the offering of securities, including:

•	the name or names of any agents, dealers or underwriters;

•	the purchase price of the securities being offered and the proceeds we will receive from the sale;

•	any over-allotment options under which underwriters may purchase additional securities from us;

•	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

Underwriters, dealers and agents that participate in the distribution of the securities may be deemed to be underwriters as defined in the Securities Act and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act.

We will identify in the applicable prospectus supplement any underwriters, dealers or agents and will describe their compensation. We may have agreements with the underwriters, dealers and agents to indemnify them against specified civil liabilities, including liabilities under the Securities Act. Underwriters, dealers and agents may engage in transactions with or perform services for us or our subsidiaries in the ordinary course of their businesses.

Certain persons that participate in the distribution of the securities may engage in transactions that stabilize, maintain or otherwise affect the price of the securities, including over-allotment, stabilizing and short-covering transactions in such securities, and the imposition of penalty bids, in connection with an offering. Certain persons may also engage in passive market making transactions as permitted by Rule 103 of Regulation M. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded.

We may enter into a continuous offering program or equity distribution agreement with a broker-dealer, under which we may offer and sell our common units from time to time through a broker-dealer as our sales agent. If we enter into such a program, sales of securities, if any, will be made by means of ordinary brokers’ transactions on the NYSE at market prices, block transactions and such other transactions as agreed upon by us and the broker-dealer. Under the terms of such a program, we also may sell securities to the broker-dealer, as principal for its own account at a price agreed upon at the time of sale. If we sell securities to such broker-dealer as principal, we will enter into a separate terms agreement with such broker-dealer, and we will describe this agreement in a separate prospectus supplement or pricing supplement.

OUR CASH DISTRIBUTION POLICY AND RESTRICTIONS ON DISTRIBUTIONS

You should read the following discussion of our cash distribution policy and restrictions on distributions in conjunction with specific assumptions included in this section. In addition, you should read “Forward-Looking Statements” and “Risk Factors” for information regarding statements that do not relate strictly to historical or current facts and certain risks inherent in our business.

General: Limitations on Cash Distributions and Our Ability to Change Our Cash Distribution Policy

There is no guarantee that unitholders will continue to receive quarterly distributions from us. From July 2020, the Company paid quarterly cash distributions in the amount of $0.05 per unit, or $0.20 annually until the fourth quarter of 2025. In February 2026, the Company amended its distribution policy effective from the first quarter of 2026 under which it intends to pay quarterly cash distributions in the amount of $0.06 per unit, or $0.24 annually.

For a discussion of our distribution policy, please refer to our Annual Report, which is incorporated by reference to this filing.

Quarterly Distribution

The amount of distributions paid by us and the decision to make any distribution is determined by our Board of Directors and will depend on, among other things, our cash requirements as measured by market opportunities and restrictions under our credit agreements and other debt obligations and such other factors as the Board of Directors may deem advisable. There is no guarantee that we will pay the quarterly distribution on the common units in any quarter. We are prohibited from making any distributions to unitholders if it would cause an event of default, or an event of default exists, under our existing credit agreements and other debt obligations. For a discussion of our recent distributions, please refer to “Information Regarding The Market for Our Common Units – Distributions” herein and our Annual Report, which is incorporated by reference to this filing.

Incentive Distribution Rights

There are incentive distribution rights held by Navios GP L.L.C., which are analyzed as follows:

	Total Quarterly Distribution Target Amount	Marginal Percentage Interest in Distributions
		Common Unitholders	Incentive Distribution Right Holder	General Partner
Minimum Quarterly Distribution	up to $5.25	98%	—	2%
First Target Distribution	up to $6.0375	98%	—	2%
Second Target Distribution	above $6.0375 up to $6.5625	85%	13%	2%
Third Target Distribution	above $6.5625 up to $7.875	75%	23%	2%
Thereafter	above $7.875	50%	48%	2%

The first 98% of the quarterly distribution is paid to all common unitholders. The incentive distributions rights (held by Navios GP L.L.C.) apply only after a minimum quarterly distribution of $6.0375 per unit.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of the material U.S. federal income tax considerations that may be relevant to prospective beneficial owners of our common units and, unless otherwise noted in the following discussion, is the opinion of Thompson Hine LLP, our U.S. counsel, insofar as it relates to matters of U.S. federal income tax law and legal conclusions with respect to those matters. The opinion of our counsel is dependent on the accuracy of representations made by us to them, including descriptions of our operations contained herein.

This discussion is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury Regulations, and administrative rulings and court decisions, all as in effect or in existence on the date of this prospectus and all of which are subject to change or differing interpretations by the Internal Revenue Service (“IRS”) or a court, possibly with retroactive effect. Changes in these authorities may cause the tax consequences of ownership of our common units to vary substantially from the consequences described below. For example, the current U.S. administration may make tax proposals that would, if enacted, make significant changes to U.S. tax laws. The U.S. Congress may consider, and could include, some or all of these proposals in connection with any tax legislation. It is unclear whether any changes will be enacted and, if enacted, how soon any such changes could take effect. Unless the context otherwise requires, references in this section to “we,” “our” or “us” are references to Navios Maritime Partners L.P.

The following discussion applies only to beneficial owners of common units that own the common units as “capital assets” (generally, property held for investment purposes). The following discussion does not address all aspects of U.S. federal income taxation that may be important to particular beneficial owners of common units in light of their individual circumstances, such as (i) beneficial owners of common units subject to special tax rules (e.g., banks or other financial institutions, real estate investment trusts, regulated investment companies, insurance companies, broker-dealers, traders that elect to mark-to-market for U.S. federal income tax purposes, tax-exempt organizations and retirement plans, individual retirement accounts and tax-deferred accounts, or former citizens or long-term residents of the United States), beneficial owners that will hold the common units as part of a straddle, hedge, conversion, constructive sale, or other integrated transaction for U.S. federal income tax purposes, or beneficial owners that are accrual method taxpayers for U.S. federal income tax purposes and are required to accelerate the recognition of any item of gross income with respect to the common units as a result of such income being recognized on an applicable financial statement, (ii) partnerships or other entities classified as partnerships for U.S. federal income tax purposes or their partners, (iii) U.S. Holders (as defined below) that have a functional currency other than the U.S. dollar or (iv) beneficial owners of common units that own 2.0% or more (by vote or value) of our common units (including beneficial owners entitled to a “dividends received deduction” with respect to our common units), all of whom may be subject to tax rules that differ significantly from those summarized below. If a partnership or other entity classified as a partnership for U.S. federal income tax purposes holds our common units, the tax treatment of its partners generally will depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. If you are a partner in a partnership holding our common units, you should consult your own tax advisor regarding the tax consequences to you of the partnership’s ownership of our common units.

No ruling has been obtained or will be requested from the IRS, regarding any matter affecting us or holders of our common units. The opinions and statements made herein may be challenged by the IRS and, if so challenged, may not be sustained upon review in a court.

This discussion does not contain information regarding any state or local, estate, gift or alternative minimum tax considerations concerning the ownership or disposition of common units.

Each prospective beneficial owner of our common units should consult its own tax advisor regarding the U.S. federal, state, local, and other tax consequences of the ownership or disposition of common units.

Election to Be Treated as a Corporation

We have elected to be treated as a corporation for U.S. federal income tax purposes. Consequently, among other things, U.S. Holders (as defined below) will not directly be subject to U.S. federal income tax on their shares of our income, but rather will be subject to U.S. federal income tax on distributions received from us and dispositions of common units as described below. For a further discussion of our treatment for U.S. federal income tax purposes, please see pages 26-27, 60-61, and 90 to 96 of our Annual Report, which is incorporated by reference into this prospectus.

U.S. Federal Income Taxation of U.S. Holders

As used herein, the term “U.S. Holder” means a beneficial owner of our common units that:

•	is an individual U.S. citizen or resident (as determined for U.S. federal income tax purposes),

•	a corporation (or other entity that is classified as a corporation for U.S. federal income tax purposes) organized under the laws of the United States or any of its political subdivisions,

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source, or

•

a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more “United States persons” (as defined in the Code) have the authority to control all substantial decisions of the trust or (ii) the trust has a valid election in effect under current U.S. Treasury Regulations to be treated as a “United States person.”

Distributions

Subject to the discussion below of the rules applicable to a passive foreign investment company (a “PFIC”), any distributions to a U.S. Holder made by us with respect to our common units generally will constitute dividends, which will be taxable as ordinary income or “qualified dividend income” as described in more detail below, to the extent of our current and accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will be treated first as a non-taxable return of capital to the extent of the U.S. Holder’s tax basis in its common units on a dollar-for-dollar basis, and thereafter as capital gain, which will be either long-term or short-term capital gain depending upon whether the U.S. Holder held the common units for more than one year.

U.S. Holders that are corporations generally will not be entitled to claim a dividends received deduction with respect to distributions they receive from us. Dividends received with respect to the common units will be treated as foreign source income and generally will be treated as “passive category income” for U.S. foreign tax credit purposes.

Dividends received with respect to our common units by a U.S. Holder who is an individual, trust or estate (a “non-corporate U.S. Holder”) generally will be treated as “qualified dividend income” that is taxable to such non-corporate U.S. Holder at preferential capital gain tax rates, provided that: (i) subject to the possibility that our common units may be delisted by a qualifying exchange, our common units are traded on an “established securities market” in the United States (such as the NYSE where our common units are traded) and are “readily tradeable” on such an exchange; (ii) we are not a PFIC for the taxable year during which the dividend is paid or the immediately preceding taxable year (which we do not believe we are, have been or will be, as discussed below); (iii) the non-corporate U.S. Holder has owned the common units for more than 60 days during the 121-day period beginning 60 days before the date on which the common units become ex-dividend (and has not entered into certain risk limiting transactions with respect to such common units); and (iv) the non-corporate U.S. Holder is not under an obligation to make related payments with respect to positions in substantially similar or related property. Any dividends paid on our common units that are not eligible for these preferential rates will be taxed as ordinary income to a non-corporate U.S. Holder. In addition, a 3.8% tax may apply to certain investment income. See “Medicare Tax” below.

Special rules may apply to any amounts received in respect of our common units that are treated as “extraordinary dividends”. In general, an extraordinary dividend is a dividend with respect to a common unit that is equal to or in excess of 10.0% of a U.S. Holder’s adjusted tax basis (or fair market value upon the U.S. Holder’s election) in such common unit. In addition, extraordinary dividends include dividends received within a one-year period that, in the aggregate, equal or exceed 20.0% of a U.S. Holder’s adjusted tax basis (or fair market value) in a common unit. If we pay an “extraordinary dividend” on our common units that is treated as “qualified dividend income,” then any loss recognized by a non-corporate U.S. Holder from the sale or exchange of such common units will be treated as long-term capital loss to the extent of the amount of such dividend.

Sale, Exchange or Other Disposition of Common Units

Subject to the discussion of PFICs below, a U.S. Holder generally will recognize capital gain or loss upon a sale, exchange or other disposition of our common units in an amount equal to the difference between the amount realized by the U.S. Holder from such sale, exchange or other disposition and the U.S. Holder’s adjusted tax basis in such units. The U.S. Holder’s initial tax basis in the common units generally will be the U.S. Holder’s purchase price for the common units and that tax basis will be reduced (but not below zero) by the amount of any distributions on the common units that are treated as non-taxable returns of capital (as discussed under “Distributions” above). Such gain or loss will be treated as long-term capital gain or loss if the U.S. Holder’s holding period is greater than one year at the time of the sale, exchange or other disposition.

A corporate U.S. Holder’s capital gains, long-term and short-term, are taxed at ordinary income tax rates. If a corporate U.S. Holder recognizes a loss upon the disposition of our common units, such U.S. Holder is limited to using the loss to offset other capital gain. If a corporate U.S. Holder has no other capital gain in the tax year of the loss, it may carry the capital loss back three years and forward five years.

Long-term capital gains of non-corporate U.S. Holders are subject to the favorable tax rate of a maximum of 20%. In addition, a 3.8% tax may apply to certain investment income. See “Medicare Tax” below. A non-corporate U.S. Holder may deduct a capital loss resulting from a disposition of our common units to the extent of capital gains plus up to $3,000 ($1,500 for married individuals filing separate tax returns) annually and may carry forward a capital loss indefinitely.

PFIC Status and Significant Tax Consequences

In general, we will be treated as a PFIC with respect to a U.S. Holder if, for any taxable year in which the holder held our common units, either:

•

at least 75.0% of our gross income (including the gross income of our vessel-owning subsidiaries) for such taxable year consists of passive income (e.g., dividends, interest, capital gains and rents derived other than in the active conduct of a rental business), or

•

at least 50.0% of the average value of the assets held by us (including the assets of our vessel-owning subsidiaries) (based on an average of the quarterly values of the assets during a taxable year) produce, or are held for the production of, passive income.

Income earned, or deemed earned, by us in connection with the performance of services would not constitute passive income. By contrast, rental income generally would constitute “passive income” unless we were treated as deriving our rental income in the active conduct of a trade or business under the applicable rules.

Based on our current and projected methods of operations, and an opinion of counsel, we believe that we will not be a PFIC with respect to any taxable year. Our U.S. counsel, Thompson Hine LLP, is of the opinion that (1) the income we receive from the time chartering activities and assets engaged in generating such income should not be treated as passive income or assets, respectively, and (2) so long as our income from time charters exceeds 25.0% of our gross income for each taxable year after our initial taxable year and the value of our vessels contracted under time charters exceeds 50.0% of the average value of our assets for each taxable year after our initial taxable year, we should not be a PFIC. This opinion is based on representations and projections provided to our counsel by us regarding our assets, income and charters, and its validity is conditioned on the accuracy of such representations and projections.

Our counsel’s opinion is based principally on their conclusion that, for purposes of determining whether we are a PFIC, the gross income we derive or are deemed to derive from the time chartering activities of our wholly-owned subsidiaries should constitute services income, rather than rental income. Correspondingly, such income should not constitute passive income, and the assets that we or our subsidiaries own and operate in connection with the production of such income, in particular, the vessels we or our subsidiaries own that are subject to time charters, should not constitute passive assets for purposes of determining whether we are or have been a PFIC. We expect that all of the vessels in our fleet will be engaged in time chartering activities and intend to treat our income from those activities as non-passive income, and the vessels engaged in those activities as non-passive assets, for PFIC purposes.

Our counsel has advised us that there is a significant amount of legal authority consisting of the Code, legislative history, IRS pronouncements and rulings supporting our position that the income from our time chartering activities constitutes services income (rather than rental income). There is, however, no direct legal authority under the PFIC rules addressing whether income from time chartering activities is services income or rental income. Moreover, in a case not interpreting the PFIC rules, Tidewater Inc. v. United States, 565 F.3d 299 (5th Cir. 2009), the Fifth Circuit held that the vessel time charters at issue generated predominantly rental income rather than services income. However, the IRS stated in an Action on Decision (AOD 2010-001) that it disagrees with, and will not acquiesce to, the way that the rental versus services framework was applied to the facts in the Tidewater decision, and in its discussion stated that the time charters at issue in Tidewater would be treated as producing services income for PFIC purposes. The IRS’s AOD, however, is an administrative action that cannot be relied upon or otherwise cited as precedent by taxpayers.

The opinion of our counsel is not binding on the IRS or any court. Thus, while we have received an opinion of our counsel in support of our position, there is a possibility that the IRS or a court could disagree with this position and the opinion of our counsel. In addition, although we intend to conduct our affairs in a manner to avoid being classified as a PFIC with respect to any taxable year, we cannot assure you that the nature of our operations will not change in the future.

As discussed more fully below, if we were to be treated as a PFIC for any taxable year in which a U.S. Holder owned our common units, the U.S. Holder would be subject to different taxation rules depending on whether the U.S. Holder makes an election to treat us as a “Qualified Electing Fund,” which we refer to as a “QEF election”. As an alternative to making a QEF election, the U.S. Holder may be able to make a “mark-to-market” election with respect to our common units, as discussed below. In addition, if we were treated as a PFIC for any taxable year in which a U.S. Holder owned our common units, the U.S. Holder would be required to file IRS Form 8621 with the U.S. Holder’s U.S. federal income tax return for each year to report the U.S. Holder’s ownership of such common units. In the event a U.S. Holder does not file IRS Form 8621, the statute of limitations on the assessment and collection of U.S. federal income taxes of such U.S. Holder for the related tax year will not close before the date that is three years after the date on which such report is filed.

It should also be noted that, if we were treated as a PFIC for any taxable year in which a U.S. Holder owned our common units and any of our non-U.S. subsidiaries were also a PFIC, the U.S. Holder would be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC for purposes of the application of these rules.

Taxation of U.S. Holders Making a Timely QEF Election

If we were to be treated as a PFIC for any taxable year, and a U.S. Holder makes a timely QEF election (any such U.S. Holder, an “Electing Holder”), the Electing Holder must report for U.S. federal income tax purposes its pro rata share of our ordinary earnings and net capital gain, if any, for our taxable year that ends with or within the Electing Holder’s taxable year, regardless of whether or not the Electing Holder received any distributions from us in that year. Such income inclusions would not be eligible for the preferential tax rates applicable to “qualified dividend income”. The Electing Holder’s adjusted tax basis in our common units will be increased to reflect taxed but undistributed earnings and profits. Distributions to the Electing Holder of our earnings and profits that were previously taxed will result in a corresponding reduction in the Electing Holder’s adjusted tax basis in our common units and will not be taxed again once distributed. The Electing Holder would not, however, be entitled to a deduction for its pro rata share of any losses that we incur with respect to any year. An Electing Holder generally will recognize capital gain or loss on the sale, exchange or other disposition of our common units.

Even if a U.S. Holder makes a QEF election for one of our taxable years, if we were a PFIC for a prior taxable year during which the U.S. Holder owned our common units and for which the U.S. Holder did not make a timely QEF election, the U.S. Holder would also be subject to the more adverse rules described below under “Taxation of U.S. Holders Not Making a Timely QEF or Mark-to-Market Election”. However, under certain circumstances, a U.S. Holder may be permitted to make a retroactive QEF election with respect to us for any open taxable years in the U.S. Holder’s holding period for our common units in which we are treated as a PFIC. Additionally, to the extent that any of our subsidiaries is a PFIC, a U.S. Holder’s QEF election with respect to us would not be effective with respect to the U.S. Holder’s deemed ownership of the stock of such subsidiary and a separate QEF election with respect to such subsidiary would be required.

A U.S. Holder makes a QEF election with respect to any year that we are a PFIC by filing IRS Form 8621 with the U.S. Holder’s U.S. federal income tax return. If, contrary to our expectations, we were to determine that we are treated as a PFIC for any taxable year, we would notify all U.S. Holders and would provide all necessary information to any U.S. Holder that requests such information in order to make the QEF election described above with respect to us and the relevant subsidiaries. A QEF election would not apply to any taxable year for which we are not a PFIC, but would remain in effect with respect to any subsequent taxable year for which we are a PFIC, unless the IRS consents to the revocation of the election.

Taxation of U.S. Holders Making a “Mark-to-Market” Election

If we were to be treated as a PFIC for any taxable year and, subject to the possibility that our common units may be delisted by a qualifying exchange, our common units were treated as “marketable stock,” then, as an alternative to making a QEF election, a U.S. Holder would be allowed to make a “mark-to-market” election with respect to our common units, provided the U.S. Holder completes and files IRS Form 8621 in accordance with the relevant instructions and related Treasury Regulations. If that election is made, the U.S. Holder generally would include as ordinary income in each taxable year the excess, if any, of the fair market value of the U.S. Holder’s common units at the end of the taxable year over the holder’s adjusted tax basis in the common units. The U.S. Holder also would be permitted an ordinary loss in respect of the excess, if any, of the U.S. Holder’s adjusted tax basis in the common units over the fair market value thereof at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. A U.S. Holder’s tax basis in the U.S. Holder’s common units would be adjusted to reflect any such income or loss recognized. Gain recognized on the sale, exchange or other disposition of our common units would be treated as ordinary income, and any loss recognized on the sale, exchange or other disposition of the common units would be treated as ordinary loss to the extent that such loss does not exceed the net mark-to-market gains previously included in income by the U.S. Holder. A mark-to-market election would not apply to our common units owned by a U.S. Holder in any taxable year during which we are not a PFIC, but would remain in effect with respect to any subsequent taxable year for which we are a PFIC, unless our common units are no longer treated as “marketable stock” or the IRS consents to the revocation of the election.

Even if a U.S. Holder makes a “mark-to-market” election for one of our taxable years, if we were a PFIC for a prior taxable during which the U.S. Holder owned our common units and for which the U.S. Holder did not make a timely mark-to-market election, the U.S. Holder would also be subject to the more adverse rules described below under “Taxation of U.S. Holders Not Making a Timely QEF or Mark-to-Market Election”. Additionally, to the extent that any of our subsidiaries is a PFIC, a “mark-to-market” election with respect to our common units would not apply to the U.S. Holder’s deemed ownership of the stock of such subsidiary.

Taxation of U.S. Holders Not Making a Timely QEF or Mark-to-Market Election

If we were to be treated as a PFIC for any taxable year, a U.S. Holder who does not make either a timely QEF election or a timely “mark-to-market” election for that year (i.e., the taxable year in which the U.S. Holder’s holding period commences), whom we refer to as a “Non-Electing Holder,” would be subject to special rules resulting in increased tax liability with respect to (1) any excess distribution (i.e. the portion of any distributions received by the Non-Electing Holder on our common units in a taxable year in excess of 125.0% of the average annual distributions received by the Non-Electing Holder in the three preceding taxable years, or, if shorter, the Non-Electing Holder’s holding period for the common units), and (2) any gain realized on the sale, exchange or other disposition of our common units. Under these special rules:

•	the excess distribution and any gain would be allocated ratably over the Non-Electing Holder’s aggregate holding period for the common units;

•	the amount allocated to the current taxable year and any year prior to the year we were first treated as a PFIC with respect to the Non-Electing Holder would be taxed as ordinary income; and

•

the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year, and an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year.

If we were treated as a PFIC for any taxable year and a Non-Electing Holder who is an individual dies while owning our common units, such holder’s successor generally would not receive a step-up in tax basis with respect to such common units. Additionally, to the extent that any of our subsidiaries is a PFIC, the foregoing consequences would apply to the U.S. Holder’s deemed receipt of any excess distribution on, or gain deemed realized on the disposition of, the stock of such subsidiary deemed owned by the U.S. Holder.

In January 2022, the U.S. Department of Treasury issued proposed regulations concerning PFICs. If the proposed regulations are finalized, they may affect eligibility requirements to make a QEF election or a mark-to-market election.

Controlled Foreign Corporation

If a U.S. Holder owns directly, indirectly or constructively (under Section 318 of the Code) at least 10% of the voting power or value of shares of a foreign corporation, such U.S. person is considered a “U.S. Shareholder” with respect to the foreign corporation. If U.S. Shareholders, in the aggregate, own more than 50% of the voting power or value of the shares of such corporation, the foreign corporation will be classified as a CFC. Additionally, for tax years beginning on or before December 31, 2025, even absent U.S. Shareholders with direct or indirect interests in a foreign corporation, a U.S. subsidiary of the Company alone may cause certain related foreign corporations to be treated as CFCs by reason of certain “downward attribution” rules. Effective for taxable years of foreign corporations beginning after December 31, 2025, downward attribution from a foreign person to its non-U.S. subsidiaries for purposes of determining U.S. Shareholder and CFC status is generally prohibited. We believe that Navios Partners was not a CFC as of December 31, 2025 or at any time during 2025, and we do not expect to become a CFC in a subsequent taxable year.

However, given that we are publicly held, the constructive ownership rules under section 318 of the Code may make it difficult to determine whether any U.S. person is a 10% U.S. Shareholder of ours and our non-U.S.

subsidiaries and whether we or any of our non-U.S. subsidiaries are CFCs. Nevertheless, in the event the Company establishes one or more U.S. subsidiaries, the Company’s non-U.S. subsidiaries generally are not expected to be treated as for taxable years beginning after December 31, 2025 solely as a result of the Company’s ownership of any U.S. subsidiaries.

The U.S. federal income tax consequences of U.S. Holders who at all times own less than 10% of our equity, directly, indirectly, and constructively, should not be affected even if we (and our non-U.S. subsidiaries) become a CFC. However, if we (and our non-U.S. subsidiaries) become a CFC, any U.S. Holder who owns 10% or more of our equity (by vote or value), directly or indirectly, should be subject to U.S. federal income tax on a current basis on its pro rata share of our (and our non-U.S. subsidiary’s) so-called “subpart F” income, “net controlled foreign corporation tested income” (“NCTI”) (known as “global intangible low-taxed income” (“GILTI”) before changes to the Code introduced in 2025), and any investment in earnings in U.S. property, regardless of whether or not the CFC makes any distributions, in addition to being subject to U.S. federal income tax reporting requirements. In addition, a gain (or a portion of such gain) realized on CFC shares sold by a U.S. Shareholder (during the period that a corporation is a CFC and thereafter for a five-year period) may be treated as ordinary income depending on certain facts.

Income from our time chartering activities could constitute subpart F income if it were derived from passive rental activities. But, Thompson Hine’s opinion that the income we earn from our time chartering activities should not be treated as passive income is based principally on their conclusion that such income should constitute services income, rather than rental income (see U.S. Federal Income Taxation of U.S. Holders—PFIC Status and Significant Tax Consequences). Although we believe that the income we earn from our time chartering activities should not be treated as subpart F income, such U.S. Holder may be subject to U.S. federal income tax on such income under the NCTI/GILTI rules.

If contrary to our belief discussed above, the income we earn from our time chartering activities were treated as subpart F income, it is unclear whether such income would nonetheless be exempted from U.S. federal income tax for so long as we qualify for the Section 883 exemption (see “Item 4. Information on the Partnership – B. Business Overview—Taxation of the Partnership—The Section 883 Exemption”). In this regard, the IRS has taken the position in Revenue Ruling 87-15 that the Section 883 exemption does not cause subpart F income to be exempted from U.S. federal income tax.

The Company cannot provide any assurances that it will assist investors in determining whether it or any of its non-U.S. subsidiaries is treated as a CFC or whether any investor is treated as a U.S. Shareholder with respect to any such CFC or furnish to any U.S. Shareholders information that may be necessary to comply with the aforementioned reporting and tax paying obligations. Any U.S. Holder of Navios Partners that owns 10% or more (by vote or value), directly or indirectly, of the equity of Navios Partners should consult its own tax advisor regarding the U.S. federal tax consequences that may result from Navios Partners (and its non-U.S. subsidiaries) being treated as a CFC.

Medicare Tax

A U.S. Holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will generally be subject to a 3.8% tax on the lesser of (i) the U.S. Holder’s “net investment income” for a taxable year and (ii) the excess of the U.S. Holder’s modified adjusted gross income for such taxable year over $200,000 ($250,000 in the case of joint filers). For these purposes, “net investment income” will generally include dividends paid with respect to our common units and net gain attributable to the disposition of our common units not held in connection with certain trades or businesses, but will be reduced by any deductions properly allocable to such income or net gain.

U.S. Federal Income Taxation of Non-U.S. Holders

A beneficial owner of our common units (other than a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder is a “Non-U.S. Holder”.

Distributions

Distributions we pay to a Non-U.S. Holder will not be subject to U.S. federal income tax or withholding tax if the Non-U.S. Holder is not engaged in a U.S. trade or business. If the Non-U.S. Holder is engaged in a U.S. trade or business, our distributions will be subject to U.S. federal income tax to the extent they constitute income effectively connected with the Non-U.S. Holder’s U.S. trade or business (and a corporate Non-U.S. Holder may also be subject to U.S. federal branch profits tax). However, distributions paid to a Non-U.S. Holder who is engaged in a trade or business may be exempt from taxation under an income tax treaty if the income arising from the distribution is not attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder.

Disposition of Units

In general, a Non-U.S. Holder will not be subject to U.S. federal income tax or withholding tax on any gain resulting from the disposition of our common units provided the Non-U.S. Holder is not engaged in a U.S. trade or business. A Non-U.S. Holder that is engaged in a U.S. trade or business will be subject to U.S. federal income tax in the event the gain from the disposition of units is effectively connected with the conduct of such U.S. trade or business (provided, in the case of a Non-U.S. Holder entitled to the benefits of an income tax treaty with the United States, such gain also is attributable to a U.S. permanent establishment). However, even if not engaged in a U.S. trade or business, individual Non-U.S. Holders may be subject to tax on gain resulting from the disposition of our common units if they are present in the United States for 183 days or more during the taxable year in which those units are disposed and meet certain other requirements.

Backup Withholding and Information Reporting

In general, payments to a non-corporate U.S. Holder of distributions or the proceeds of a disposition of common units may be subject to information reporting. These payments to a non-corporate U.S. Holder also may be subject to backup withholding (currently at a rate of 24%), if the non-corporate U.S. Holder:

•	fails to provide an accurate taxpayer identification number;

•	is notified by the IRS that he has failed to report all interest or corporate distributions required to be reported on his U.S. federal income tax returns; or

•	in certain circumstances, fails to comply with applicable certification requirements.

A U.S. Holder generally is required to certify its compliance with the backup withholding rules on IRS Form W-9.

Non-U.S. Holders may be required to establish their exemption from information reporting and backup withholding by certifying their status on IRS Form W-8BEN, W-8BEN-E, W-8ECI or W-8IMY, as applicable.

Backup withholding is not an additional tax. Rather, a unitholder generally may obtain a credit for any amount withheld against his liability for U.S. federal income tax (and obtain a refund of any amounts withheld in excess of such liability) by filing a U.S. federal income tax return with the IRS.

Individual U.S. Holders (and to the extent specified in applicable U.S. Treasury Regulations, certain individual Non-U.S. Holders and certain U.S. Holders that are entities) that hold “specified foreign financial assets,” including our common units, whose aggregate value exceeds $75,000 at any time during the taxable year or $50,000 on the last day of the taxable year (or such higher amounts as prescribed by applicable U.S. Treasury Regulations) are required to file a report on IRS Form 8938 with information relating to the assets for each such taxable year. Specified foreign financial assets would include, among other things, our common units, unless such common units are held in an account maintained by a U.S. “financial institution” (as defined). Substantial penalties apply for any failure to timely file IRS Form 8938, unless the failure is shown to be due to reasonable cause and not due to willful neglect. Additionally, in the event an individual U.S. Holder (and to the extent specified in applicable U.S. Treasury Regulations, an individual Non-U.S. Holder or a U.S. entity) that is required to file IRS Form 8938 does not file such form, the statute of limitations on the assessment and collection of U.S. federal income taxes of such holder for the related tax year may not close until three years after the date that the required information is filed. U.S. Holders (including U.S. entities) and Non-U.S. Holders should consult their own tax advisors regarding their reporting obligations.

NON-UNITED STATES TAX CONSIDERATIONS

MARSHALL ISLANDS TAX CONSIDERATIONS

Marshall Islands Tax Consequences

The following discussion is based upon the opinion of Reeder & Simpson, P.C., our counsel as to matters of the laws of the Republic of the Marshall Islands, and the current laws of the Republic of the Marshall Islands applicable to persons who do not reside in, maintain offices in or engage in business in the Republic of the Marshall Islands.

Because we and our subsidiaries do not and do not expect to conduct business or operations in the Republic of the Marshall Islands, under current Marshall Islands law you will not be subject to Marshall Islands taxation or withholding on distributions, including upon distribution treated as a return of capital, we make to you as a unitholder. In addition, you will not be subject to Marshall Islands stamp, capital gains or other taxes on the purchase, ownership or disposition of common units, and you will not be required by the Republic of the Marshall Islands to file a tax return relating to your ownership of common units.

EACH UNITHOLDER IS URGED TO CONSULT HIS OWN TAX, LEGAL AND OTHER ADVISORS REGARDING THE CONSEQUENCES OF OWNERSHIP OF COMMON UNITS UNDER THE UNITHOLDER’S PARTICULAR CIRCUMSTANCES.

LEGAL MATTERS

Reeder & Simpson, P.C., Marshall Islands counsel, will provide us with an opinion as to the legal matters in connection with the securities we are offering. Unless otherwise specified in a prospectus supplement, the validity of the debt securities will be passed upon for us by Thompson Hine LLP. In connection with particular offerings of debt securities in the future, the validity of those debt securities also may be passed upon for any underwriters or agents by counsel named in the applicable prospectus supplement.

MATERIAL CHANGES

Except as otherwise described in our Annual Report, in our reports of foreign issuer on Form 6-K filed or furnished under the Exchange Act and incorporated by reference herein, and as disclosed in this prospectus or an applicable prospectus supplement, no reportable material changes have occurred since December 31, 2025.

EXPERTS

The consolidated financial statements of Navios Maritime Partners L.P. appearing in Navios Maritime Partners L.P.’s Annual Report, and the effectiveness of Navios Maritime Partners L.P.’s internal control over financial reporting as of December 31, 2025, have been audited by Ernst & Young (Hellas) Certified Auditors Accountants S.A., independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and Navios Maritime Partners L.P.’s management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2025, are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Ernst & Young (Hellas) Certified Auditors Accountants S.A. is located at 8B Chimarras Street, 151 25, Maroussi, Athens, Greece and is registered as a corporate body with the public register for company auditors-accountants kept with the Body of Certified Auditors Accountants (“SOEL”), Greece with registration number 107.

INTERESTS OF EXPERTS AND COUNSEL

No named expert of or counselor to us was employed on a contingent basis, or owns an amount of our units (or those of our subsidiaries) which is material to that person, or has a material, direct or indirect economic interest in us or that depends on the success of the offering.

EXPENSES

The following table sets forth the main costs and expenses, other than the underwriting discounts and commissions and the financial advisory fee, in connection with this offering, which we will be required to pay.

U.S. Securities and Exchange Commission registration fee	$0.00^
Financial Industry Regulatory Authority, Inc. filing fee	*
NYSE listing fee	*
Legal fees and expenses	*
Accounting fees and expenses	*
Transfer agent fees	*
Miscellaneous	*

Total	$0.00^

*	Amounts to be provided in a prospectus supplement or in a current report on Form 6-K subsequently incorporated by reference into this prospectus.

^

The Company previously registered the offer and sale of securities having a maximum aggregate offering price of $500,000,000 pursuant to a registration statement on Form F-3 (File No. 333-271842) filed with the Securities and Exchange Commission on May 11, 2023 (the “Prior Registration Statement”). All $500,000,000 of such securities remain unsold (the “Unsold Securities”). Pursuant to Rule 415(a)(6) under the Securities Act, the Unsold Securities are being carried forward to the registration statement of which this prospectus forms a part, and no additional filing fee was due with respect to the Unsold Securities. Upon effectiveness of the registration statement of which this prospectus forms a part, the Prior Registration Statement is hereby replaced.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus information that we file with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to other documents filed separately with the SEC. The information incorporated by reference is an important part of this prospectus. Information that we later provide to the SEC, and which is deemed to be “filed” with the SEC, automatically will update information previously filed with the SEC, and may replace information in this prospectus.

We incorporate by reference into this prospectus the documents listed below:

•	our Current Report on Form 6-K for the quarter ended March 31, 2026, filed on May 22, 2026;

•	our Annual Report on Form 20-F for the year ended December 31, 2025, filed on March 12, 2026 ;

•

all subsequent reports on Form 20-F shall be deemed to be incorporated by reference into this prospectus and deemed to be part hereof after the date of this prospectus but before the termination of the offering by this prospectus;

•

our reports on Form 6-K furnished to the SEC subsequent to the date of the initial registration statement and prior to effectiveness of the registration statement, and after the date of this prospectus, only to the extent that the forms expressly state that we incorporate them by reference in this prospectus; and

•

the description of our common units contained in our Registration Statement on Form 8-A filed on November 7, 2007, including any subsequent amendments or reports filed for the purpose of updating such description.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus, or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all information that has been incorporated by reference into this prospectus, but not delivered with this prospectus. You may request, orally or in writing, a copy of these documents, which will be provided to you at no cost, by contacting:

Vasiliki (Villy) Papaefthymiou

Secretary, Vice Chairwoman – Corporate Transactions

Navios Maritime Partners L.P.

c/o Navios Shipmanagement Inc.

85 Akti Miaouli

Piraeus 18538, Greece

+ (30) 2104595000

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with any information. You should not assume that the information incorporated by reference or provided in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of each document.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Government Filings

As required by the Securities Act, we filed a registration statement on Form F-3 relating to the securities offered by this prospectus with the SEC. This prospectus is a part of that registration statement, which includes additional information. You should refer to the registration statement and its exhibits for additional information. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreements or other document.

We are subject to the informational requirements of the Exchange Act, applicable to foreign private issuers. We, as a “foreign private issuer,” are exempt from the rules under the Exchange Act prescribing certain disclosure and procedural requirements for proxy solicitations, and our officers, directors and principal unitholders are exempt from the reporting and “short-swing” profit recovery provisions contained in Section 16 of the Exchange Act, with respect to their purchases and sales of common units. In addition, we are not required to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as United States companies whose securities are registered under the Exchange Act. However, we anticipate filing with the SEC, within four months after the end of each fiscal year, an annual report on Form 20-F containing consolidated financial statements audited by an independent accounting firm. We also anticipate furnishing quarterly reports on Form 6-K containing unaudited interim consolidated financial information for the first three quarters of each fiscal year, within two months after the end of such quarter.

You may read and copy any document we file or furnish with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. You can review our SEC filings and the registration statement by accessing the SEC’s internet site at http://www.sec.gov.

Information provided by the Company

We will furnish holders of our common units with annual reports containing audited consolidated financial statements and corresponding reports by our independent registered public accounting firm, and intend to furnish quarterly reports containing selected unaudited consolidated financial data for the first three quarters of each fiscal year. The audited consolidated financial statements will be prepared in accordance with United States generally accepted accounting principles and those reports will include a “Operating and Financial Review and Prospects” section for the relevant periods. As a “foreign private issuer,” we were exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to unitholders. While we intend to furnish proxy statements to any shareholder in accordance with the rule of the NYSE, those proxy statements are not expected to conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition as a “foreign issuer,” we are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.

This prospectus is only part of a registration statement on Form F-3 that we have filed with the SEC under the Securities Act, and therefore omits certain information contained in the registration statement. We have also filed exhibits and schedules with the registration statement that are excluded from this prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document. You may inspect a copy of the registration statement, including the exhibits and schedules:

•	without charge at the public reference room,

•	obtain a copy from the SEC upon payment of the fees prescribed by the SEC, or

•	obtain a copy from the SEC’s web site or our web site.

ENFORCEABILITY OF CIVIL LIABILITIES AND

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

We are organized under the laws of the Marshall Islands as a limited partnership. Our General Partner is organized under the laws of the Marshall Islands as a limited liability company. The Marshall Islands has a less developed body of securities laws as compared to the United States and provides protections for investors to a significantly lesser extent.

Most of our directors and the directors and officers of our General Partner and those of our subsidiaries are residents of countries other than the United States. Substantially all of our and our subsidiaries’ assets and a substantial portion of the assets of our directors and the directors and officers of our General Partner are located outside the United States. As a result, it may be difficult or impossible for United States investors to effect service of process within the United States upon us, our directors, our General Partner, our subsidiaries or the directors and officers of our General Partner or to realize against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. However, we have expressly submitted to the jurisdiction of the U.S. federal courts sitting in the City of New York for the purpose of any suit, action or proceeding arising under the securities laws of the United States or any state in the United States, and we have appointed the Trust Company of the Marshall Islands, Inc., Trust Company Complex, Ajeltake Island, P.O. Box 1405, Majuro, Marshall Islands MH96960, to accept service of process on our behalf in any such action.

Reeder & Simpson, P.C., our counsel as to Marshall Islands law, has advised us that there is uncertainty as to whether the courts of the Republic of the Marshall Islands would (1) recognize or enforce against us, our General Partner or our General Partner’s directors or officers judgments of courts of the United States based on civil liability provisions of applicable U.S. federal and state securities laws or (2) impose liabilities against us, our directors, our General Partner or our General Partner’s directors and officers in original actions brought in the Marshall Islands, based on these laws.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

We have obtained directors’ and officers’ liability insurance against any liability asserted against such person incurred in the capacity of director or officer or arising out of such status, whether or not we would have the power to indemnify such person.